UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2016

WEST END INDIANA BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54578	36-4713616
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

34 South 7th Street, Richmond, Indiana	47374
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (765) 962-9587

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Salary Continuation Agreements.   On July 1, 2016, West End Bank, S.B., the wholly owned subsidiary of West End Indiana Bancshares, Inc., entered into salary continuation agreements with each of Timothy Frame, Shelley Miller and Robin Henry (each, the “executive”).  Under the salary continuation agreements, the executive is entitled to a normal retirement benefit upon termination of employment on or after attaining age 67.  In the event the executive terminates employment prior to normal retirement age, other than due to disability or death, the executive will be entitled to an early termination benefit in an amount equal to his or her vested accrued benefit as of the end of the month preceding his termination.  In the event of a change in control followed by the executive’s termination of employment, or in the event of the executive’s termination due to disability, the executive will be entitled to the normal retirement benefit, payable in 12 equal monthly installments for 15 years commencing on the date on which the executive attains age 67.  The normal retirement benefit is an annual benefit equal to $50,000 for Mr. Frame, $40,000 for Ms. Miller and $30,000 for Ms. Henry, in each case payable in 12 equal monthly installments for 15 years.

The foregoing description of the salary continuation agreements with Mr. Frame, Ms. Miller and Ms. Henry is qualified in its entirety by reference to the salary continuation agreements that are attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively, of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information.	Not Applicable.
(c)	Shell Company Transactions.	Not Applicable.
(d)	Exhibits 10.1, 10.2 and 10.3	Salary Continuation Agreement with Timothy Frame Salary Continuation Agreement with Shelley Miller Salary Continuation Agreement with Robin Henry

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WEST END INDIANA BANCSHARES, INC.
DATE: July 1, 2016	By: /s/ Timothy R. Frame
Timothy R. Frame
President and Chief Executive Officer